Exhibit 99.2

Eagle Bulk Shipping Inc. Announces Charter Contract

NEW YORK, May 7, 2008 (PRIME NEWSWIRE) — Eagle Bulk Shipping Inc. (Nasdaq:EGLE) today announced that it has secured a one-year time charter contract for the M/V Kittiwake, a 2002 built 53,146 dwt Supramax dry bulk vessel, at a daily rate of $56,250. The new charter will commence at the expiration of the current time charter of $30,400 per day in August 2008.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

CONTACT: Eagle Bulk Shipping Inc.

Alan Ginsberg, Chief Financial Officer

+1 212-785-2500

Perry Street Communications, New York

Investor Relations / Media:

Jon Morgan

+1 212-741-0014